                                                                Exhibit 99(a)(6)


    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offers are made solely by the Offers to Purchase and Proxy Statements and the related Letters of Transmittal and Proxy, and are being made to all holders of Shares. Conectiv is not aware of any jurisdiction where the making of the Offers or the tender of Shares is not in compliance with any applicable law. If Conectiv becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Conectiv will make a good faith effort to comply with such law. If, after such good faith effort, Conectiv cannot comply with such law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Conectiv by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                    CONECTIV
      NOTICE OF OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING SHARES
                          OF THE FOLLOWING SERIES OF
                        ATLANTIC CITY ELECTRIC COMPANY
                              (THE "TENDER OFFER")

                   77,000 SHARES, CUMULATIVE PREFERRED STOCK,
               4% SERIES AT A PURCHASE PRICE OF $81.60 PER SHARE

                   72,000 SHARES, CUMULATIVE PREFERRED STOCK,
             4.10% SERIES AT A PURCHASE PRICE OF $83.50 PER SHARE

                   15,000 SHARES, CUMULATIVE PREFERRED STOCK,
              4.35% SERIES AT A PURCHASE PRICE OF $88.60 PER SHARE

                   36,000 SHARES, CUMULATIVE PREFERRED STOCK,
            4.35% 2ND SERIES AT A PURCHASE PRICE OF $88.60 PER SHARE

                   50,000 SHARES, CUMULATIVE PREFERRED STOCK,
              4.75% SERIES AT A PURCHASE PRICE OF $96.75 PER SHARE

                   50,000 SHARES, CUMULATIVE PREFERRED STOCK,
               5% SERIES AT A PURCHASE PRICE OF $100.00 PER SHARE

                         ATLANTIC CITY ELECTRIC COMPANY
                           (THE "PROXY SOLICITATION")

                           PROXY SOLICITATION FOR THE
         OUTSTANDING SHARES OF THE FOLLOWING SERIES OF PREFERRED STOCK

                  239,500 SHARES, $7.80 NO PAR PREFERRED STOCK


FOR THE TENDER OFFER:

    Conectiv ("Conectiv"), a Delaware corporation, invites the holders of each series of preferred stock listed above under the Tender Offer (each, a "Series of Preferred") of Atlantic City Electric Company (the "Company"), a New Jersey corporation and direct utility subsidiary of Conectiv, to tender any and all of their shares of a Series of Preferred (the "Shares") for purchase at the price per Share listed above, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Proxy Statement dated September 10, 1998 and in the related Letter of Transmittal and Proxy (which together constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 14, 1998 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

    THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS OF THE COMPANY WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT. SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE AND PROXY STATEMENT.

    The Board of Directors of the Company will consider the declaration of dividends on the Company's capital stock at its meeting on September 24, 1998. The Regular Quarterly Dividend on the Company's preferred stock, if, when and as declared, will be paid on November 2, 1998 to holders of record as of the close of business on October 2, 1998. A holder of record of Shares on October 2, 1998 who tenders Shares will be entitled to the Regular Quarterly Dividend, regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

    Concurrently with the Offer, the Board of Directors of the Company is soliciting proxies for use at the Special Meeting of Shareholders of the Company to be held at Christiana Conference Center, 4100 South Wakefield Drive, Newark, Delaware, on October 14, 1998 or any adjournment or postponement of such meeting (the "Special Meeting"). The Special Meeting is being held to consider an amendment (the "Proposed Amendment") to the Company's charter (the "Charter") which would remove provisions of the Company's Charter that restrict the ability of the Company to issue unsecured indebtedness. The Board of Directors of the Company recommends voting FOR the Proposed Amendment.

    HOLDERS OF A SERIES OF PREFERRED WHO WISH TO TENDER THEIR SHARES MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT. HOWEVER, HOLDERS OF A SERIES OF PREFERRED HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT EQUAL TO $1.00 PER SHARE FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. THOSE HOLDERS OF PREFERRED STOCK WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE BUT NOT THE SPECIAL CASH PAYMENT.

    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO BUSINESS DAYS PRIOR TO SEPTEMBER 14, 1998 AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

    Any holder of a Series of Preferred desiring to accept the Offer and tender all or any portion of his or her Shares should either (i) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) complete and sign the Letter of Transmittal and Proxy in accordance with the instructions in the Letter of Transmittal and Proxy, mail or deliver the same and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and Proxy Statement under "Terms of the Offer -- Procedure for Tendering Shares," on or prior to the Expiration Date (set forth above). A holder of a Series of Preferred whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any holder of a Series of Preferred who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase and Proxy Statement under "Terms of the Offer -- Procedure for Tendering Shares." Conectiv will pay a solicitation fee for any Shares tendered, accepted for payment and paid for pursuant to the Offer. See "Fees and Expenses Paid to Dealers" in the Offer to Purchase and Proxy Statement.

    CONECTIV RESERVES THE RIGHT AT ANYTIME, OR FROM TIME TO TIME, PRIOR TO THE EXPIRATION DATE, TO EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN OR OTHERWISE AMEND OR TERMINATE THE OFFER FOR ANY REASON WITH RESPECT TO A SERIES BY GIVING ORAL OR WRITTEN NOTICE TO TWO DEPOSITORY AND MAKING A PUBLIC ANNOUNCEMENT THEREOF.

    NEITHER CONECTIV, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    THE OFFER TO PURCHASE AND PROXY STATEMENT AND THE RELATED LETTER OF TRANSMITTAL AND PROXY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

FOR THE PROXY SOLICITATION:

    The Board of Directors of the Company is soliciting proxies of holders of the shares of the series of preferred stock listed above under the Proxy Solicitation (the "Proxy Only Shares") with respect to the Proposed Amendment. The Special Meeting of Shareholders, at which the Proposed Amendment will be considered, is scheduled to occur on October 14, 1998.

    If the Proposed Amendment is approved and adopted, the Company will make a special cash payment to each holder of Proxy Only Shares who properly voted his Shares in favor of the Proposed Amendment in the amount of $1.00 per Share. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the special cash payment (regardless of whether the Proposed Amendment is approved and adopted).

                             --------------------

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and Proxy Statement and the related Letters of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent and such copies will be furnished promptly at Conectiv's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offers.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                          77 Water Street, 20th Floor
                           New York, New York  10005
                           (800) 431-9629 (toll-free)
                    or Banks and Brokers call (212) 269-5550

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                           Liability Management Group
                            1585 Broadway, 2nd Floor
                           New York, New York  10036
                                Call Toll Free:
                                 (800) 624-1808


September 11, 1998

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